PRICING SUPPLEMENT 466M Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-137902 Dated August 26, 2008

100% Principal Protection Notes Linked to a Basket of Asian Currencies Relative to the U.S. Dollar

Market Strategies to Complement Traditional Fixed Income Investments

Deutsche Bank AG, London Branch

$5,775,230 Notes Linked to a Basket of Asian Currencies Relative to the U.S. Dollar due on August 31, 2010

Investment Description

100% Principal Protection Notes linked to a Basket of Asian Currencies Relative to the U.S. Dollar (the “Notes”) provide 100% principal protection at maturity and exposure to the potential appreciation of a basket of currencies consisting of the Indonesian rupiah (IDR), the Taiwanese dollar (TWD), the Malaysian ringgit (MYR), the Philippine peso (PHP) and the Chinese renminbi (CNY) (the “Basket Currencies”) relative to the U.S. dollar. The Notes provide a return of 170% (the “Participation Rate”) of any positive Basket Performance. Principal protection applies only at maturity.

Features

❑	Possibility of enhanced returns linked to the positive performance of a basket of five Asian currencies relative to the U.S. dollar.

❑	Diversification of portfolio into foreign currency markets in a U.S. dollar denominated instrument.

❑	100% principal protection if held to maturity, subject to the credit of the Issuer.

Key Dates

Trade Date	August 26, 2008
Settlement Date	August 29, 2008
Final Valuation Date[1]	August 26, 2010
Maturity Date[1]	August 31, 2010
[1]	Subject to postponement in the event of a market disruption event and as described under “Description of Notes” in the accompanying product supplement M.

Security Offering

We are offering 100% Principal Protection Notes Linked to a Basket of Asian Currencies (the “Basket”) Relative to the U.S. Dollar. The Notes are not subject to a stated maximum gain and, accordingly, any return at maturity will be determined by the performance of the Basket Currencies relative to the U.S. dollar. The Notes are our senior unsecured obligations and are offered at a minimum investment of $1,000.

Basket Currencies	Reference Currency	Basket Currency Performance Weightings	Participation Rate	Security CUSIP/ISIN
IDR, TWD, MYR, PHP, CNY	USD	IDR – 20% TWD – 20% MYR – 20% PHP – 20% CNY – 20%	170%	25154K 67 6 / US25154K6762

See “Additional Terms Specific to the Notes” in this pricing supplement. The Notes will have the terms specified in the prospectus dated October 10, 2006, the prospectus supplement dated November 13, 2006, product supplement M dated March 6, 2007, and this pricing supplement. See “Key Risks” in this pricing supplement and “Risk Factors” in the accompanying product supplement M for risks related to investing in the Notes.

Deutsche Bank AG has filed a registration statement (including the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006, and the product supplement M dated March 6, 2007) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest in the Notes, you should read these documents and any other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001159508. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. We will notify you in the event of any changes to the terms of the Notes, and you will be asked to accept such changes in connection with your purchase of any Notes. You may also choose to reject such changes, in which case we may reject your offer to purchase the Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying prospectus, the prospectus supplement or product supplement M. Any representation to the contrary is a criminal offense. The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$10.00	$0.20	$9.80
Total	$5,775,230.00	$115,504.60	$5,659,725.40
(1)	For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information” on the last page of this pricing supplement.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$5,775,230.00	$226.97

UBS Financial Services Inc.	Deutsche Bank Securities

Additional Terms Specific to the Notes

You should read this pricing supplement, together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global notes of which the Notes are a part, and the more detailed information contained in the product supplement M dated March 6, 2007. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Product supplement M dated March 6, 2007:

http://www.sec.gov/Archives/edgar/data/1159508/000119312507046624/d424b21.pdf

♦	Prospectus supplement dated November 13, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

♦	Prospectus dated October 10, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this pricing supplement, “Notes” refers to the 100% Principal Protection Notes Linked to a Basket of Asian Currencies Relative to the U.S. Dollar that are offered hereby, unless the context otherwise requires.

This pricing supplement, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement and “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Notes.

Investor Suitability

The Notes may be suitable for you if:

♦	You seek an investment with a return linked to the performance of the Basket Currencies relative to the U.S. dollar;

♦	You believe the Basket Performance will be positive over the term of the Notes, meaning that the U.S. dollar will depreciate relative to the Basket Currencies;

♦	You seek an investment that offers 100% principal protection when held to maturity;

♦	You are willing to invest in the Notes based on the indicated Participation Rate;

♦	You are willing and able to hold the Notes to maturity, and you are aware that there may be little or no secondary market for the Notes; and

♦	You do not seek current income from this investment.

The Notes may not be suitable for you if:

♦	You do not seek an investment with exposure to the Basket Currencies;

♦	You do not believe the Basket Performance will be positive over the term of the Notes;

♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings;

♦	You are unwilling or unable to hold the Notes to maturity;

♦	You seek an investment for which there will be an active secondary market; or

♦	You seek current income from your investments.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 14 and more detailed “Risk Factors” beginning on page PS-8 of Product Supplement M for risks related to an investment in the Notes.

Final Terms

Issuer	Deutsche Bank AG, London Branch

Issue Size	$5,775,230

Issue Price	$10.00 per Note (subject to a minimum purchase of 100 Notes)

Term	2 years

Basket Currencies and Basket Currency Performance Weightings	Basket Currency	Basket Currency Performance Weighting
	Indonesian rupiah (IDR) Taiwanese dollar (TWD) Malaysian ringgit (MYR) Philippine peso (PHP) Chinese renminbi (CNY)	20% 20% 20% 20% 20%

Participation Rate	170%

Payment at Maturity (per $10.00 Note)

If the Basket Performance is positive, you will receive:

$10.00 + ($10.00 x Participation Rate x Basket Performance)

If the Basket Performance is zero or negative, you will receive only the principal amount of $10.00.

Basket Performance	The sum of the Weighted Currency Performances

Weighted Currency Performance	For each Basket Currency, calculated as follows: Currency Performance x Basket Currency Performance Weighting

Currency Performance	For each Basket Currency, calculated as follows: (Initial Spot Rate – Final Spot Rate) / Initial Spot Rate

Initial Spot Rate	For each Basket Currency, the Initial Spot Rate set forth in the definition of Spot Rate below

Final Spot Rate	For each Basket Currency, the Spot Rate on the Final Valuation Date

Spot Rate

For each Basket Currency, the spot exchange rate for such currency against the U.S. dollar, quoted as the number of units of such currency per 1 U.S. dollar as determined by the calculation agent by reference to the Spot Rate definitions set forth below under the section heading “Basket Currencies.” The Initial Spot Rates for the Basket Currencies (which represent the spot exchange rates determined by the Issuer on August 26, 2008 using available sources and not the sources referred to in the Spot Rate definitions set forth below) are as follows:

USDIDR:    9175

USDTWD: 31.517

USDMYR: 3.391

USDPHP:   45.985

USDCNY:  6.848

Final Valuation Date	August 26, 2010

Determining Payment at Maturity

What are the tax consequences of the Notes?

TAXED AS CONTINGENT PAYMENT DEBT INSTRUMENTS—You should review carefully the section in the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences.” The Notes will be treated for U.S. federal income tax purposes as “contingent payment debt instruments.” Regardless of your method of accounting, you generally will be required to accrue interest in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, although we will not make any payment with respect to the Notes until maturity. Any gain recognized upon a sale, exchange or retirement of the Notes will be treated as interest income for U.S. federal income tax purposes.

You may obtain the comparable yield and the projected payment schedule by submitting a written request to Deutsche Bank Securities Inc., 60 Wall Street, 31st Floor, Mail Stop NYC60-3106, New York, New York 10005, Attention: Brian Polchinski, 212-250-1039. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount in excess of your principal, if any, that we will pay on the Notes.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Notes.

For a discussion of certain German tax considerations relating to the Notes, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

Neither we nor UBS Financial Services Inc. provides any advice on tax matters. You should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of investing in the Notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

How will your Payment at Maturity be calculated?

Your Payment at Maturity will depend on the Basket Performance.

♦	If the Basket Performance is zero or negative, you will receive only $10.00 for each $10.00 principal amount of your Notes.

♦	If the Basket Performance is positive, you will receive an enhanced return. The following steps are necessary to calculate your Payment at Maturity:

Step 1: Calculate the Currency Performance for each of the Basket Currencies.

The IDR Currency Performance is the difference between the USD/IDR Initial Spot Rate and the USD/IDR Final Spot Rate relative to the USD/IDR Initial Spot Rate, expressed as a percentage and calculated as follows:

IDR Currency Performance =	USD/IDR Initial Spot Rate – USD/IDR Final Spot Rate
USD/IDR Initial Spot Rate

An increase in the value of the Indonesian rupiah relative to the U.S. dollar is expressed as a decrease in the USD/IDR spot rate.

The TWD Currency Performance is the difference between the UDS/TWD Initial Spot Rate and the USD/TWD Final Spot Rate relative to the USD/TWD Initial Spot Rate, expressed as a percentage and calculated as follows:

TWD Currency Performance =	USD/TWD Initial Spot Rate – USD/TWD Final Spot Rate
USD/TWD Initial Spot Rate

An increase in the value of the Taiwanese dollar relative to the U.S. dollar is expressed as a decrease in the USD/TWD spot rate.

The MYR Currency Performance is the difference between the USD/MYR Initial Spot Rate and the USD/MYR Final Spot Rate relative to the USD/MYR Initial Spot Rate, expressed as a percentage and calculated as follows:

MYR Currency Performance =	USD/MYR Initial Spot Rate – USD/MYR Final Spot Rate
USD/MYR Initial Spot Rate

An increase in the value of the Malaysian ringgit relative to the U.S. dollar is expressed as a decrease in the USD/MYR spot rate.

The PHP Currency Performance is the difference between the USD/PHP Initial Spot Rate and the USD/PHP Final Spot Rate relative to the USD/PHP Initial Spot Rate, expressed as a percentage and calculated as follows:

PHP Currency Performance =	USD/PHP Initial Spot Rate – USD/PHP Final Spot Rate
USD/PHP Initial Spot Rate

An increase in the value of the Philippine peso relative to the U.S. dollar is expressed as a decrease in the USD/PHP spot rate.

The CNY Currency Performance is the difference between the USD/CNY Initial Spot Rate and the USD/CNY Final Spot Rate relative to the USD/CNY Initial Spot Rate, expressed as a percentage and calculated as follows:

CNY Currency Performance =	USD/CNY Initial Spot Rate – USD/CNY Final Spot Rate
USD/CNY Initial Spot Rate

An increase in the value of the Chinese renminbi relative to the U.S. dollar is expressed as a decrease in the USD/CNY spot rate.

Step 2: Calculate the Basket Performance.

The Basket Performance will be calculated as follows:

Basket Performance = (0.20 × IDR Currency Performance) + (0.20 × TWD Currency Performance) +

(0.20 × MYR Currency Performance) + (0.20 × PHP Currency Performance) + (0.20 x CNY Currency Performance)

Step 3: Calculate the Payment at Maturity.

The Payment at Maturity per $10.00 Note will be calculated as follows:

$10.00 + ($10.00 x Participation Rate x Basket Performance)

Scenario Analysis and Hypothetical Examples

The following scenario analysis and hypothetical examples use a Participation Rate of 170%.

The following table and examples illustrate the hypothetical payment amount at maturity per $10.00 Note for a hypothetical range of performance for the Basket and use a Participation Rate of 170%. The following results are based solely on the hypothetical example cited. Numbers in the table and examples have been rounded for ease of analysis.

Hypothetical Basket Performance	Payment at Maturity	Percentage Return
70.0%	$21.90	119.0%
60.0%	$20.20	102.0%
50.0%	$18.50	85.0%
40.0%	$16.80	68.0%
30.0%	$15.10	51.0%
20.0%	$13.40	34.0%
10.0%	$11.70	17.0%
0.0%	$10.00	0.0%
-10.0%	$10.00	0.0%
-20.0%	$10.00	0.0%
-30.0%	$10.00	0.0%
-40.0%	$10.00	0.0%
-50.0%	$10.00	0.0%
-60.0%	$10.00	0.0%
-70.0%	$10.00	0.0%
-80.0%	$10.00	0.0%
-90.0%	$10.00	0.0%
-100.0%	$10.00	0.0%

Hypothetical Examples:

The following payment examples for the Notes show scenarios for the Payment at Maturity of the Notes, illustrating positive and negative Basket Performances reflecting either correlated or offsetting appreciation and depreciation in the different Basket Currencies. The following examples are, like the above, based on a Participation Rate of 170%, as well as Initial Spot Rates and hypothetical Final Spot Rates (which will be determined on the Final Valuation Date), for the Basket Currencies, and the resulting Basket Performance. The hypothetical Final Spot Rates for the Basket Currencies are for the purpose of illustration only, and should not be taken as indicative of the future performance of any Basket Currency.

Example 1:

The USD depreciates relative to each of the IDR, TWD, MYR, PHP and CNY, resulting in a Basket Performance of 5.00%. Due to the Participation Rate, the Payment at Maturity will equal $10.85 per $10.00 Note.

Because the Basket Performance is 5.00%, which is greater than zero, the Payment at Maturity is equal to $10.85 per $10.00 Note (a return of 8.50% per $10.00 Note), calculated as follows:

Payment at Maturity = $10.00 + ($10.00 x 170% x 5%) = $10.85

The table below illustrates how the Basket Performance in the above example was calculated:

Basket Currency	Initial Spot Rate	Hypothetical Final Spot Rate	Currency Performance	Basket Currency Performance Weighting
IDR	9175	8716	5.00%	20.00%
TWD	31.517	29.941	5.00%	20.00%
MYR	3.391	3.222	5.00%	20.00%
PHP	45.985	43.686	5.00%	20.00%
CNY	6.848	6.506	5.00%	20.00%

Basket Performance = (5% x .20) + (5% x .20) + (5% x .20) + (5% x .20) + (5% x .20) = .05 = 5.00%

Example 2:

The USD depreciates relative to the IDR and TWD and appreciates relative to the PHP, MYR and CNY, resulting in a Basket Performance of 0%, and, therefore, a Payment at Maturity of $10.00 per $10.00 Note (zero return).

Because the Basket Performance is 0.00%, the Payment at Maturity is equal to $10.00 per $10.00 Note (a return of 0.00% per $10.00 Note), calculated as follows:

Payment at Maturity = $10.00 + ($10.00 x 170% x 0%) = $10.00

The table below illustrates how the Basket Performance in the above example was calculated:

Basket Currency	Initial Spot Rate	Hypothetical Final Spot Rate	Currency Performance	Basket Currency Performance Weighting
IDR	9175	8258	10.00%	20.00%
TWD	31.517	29.941	5.00%	20.00%
MYR	3.391	3.527	-4.00%	20.00%
PHP	45.985	49.664	-8.00%	20.00%
CNY	6.848	7.053	-3.00%	20.00%

Basket Performance = (10% x .20) + (5% x .20) + (-4% x .20) + (-8% x .20) + (-3% x .20) = .00 = 0.00%

Example 3:

The USD depreciates relative to the IDR and appreciates relative to the TWD, PHP, MYR and CNY, resulting in a Basket Performance of -1.00%, and, therefore, a Payment at Maturity of $10.00 per $10.00 Note (zero return).

Because the Basket Performance is -1.00%, which is less than zero, the Payment at Maturity is equal to $10.00 per $10.00 Note (a return of 0.00% per $10.00 Note), calculated as follows:

Payment at Maturity = $10.00

The table below illustrates how the Basket Performance in the above example was calculated:

Basket Currency	Initial Spot Rate	Hypothetical Final Spot Rate	Currency Performance	Basket Currency Performance Weighting
IDP	9175	8258	10.00%	20.00%
TWD	31.517	33.093	-5.00%	20.00%
MYR	3.391	3.493	-3.00%	20.00%
PHP	45.985	47.365	-3.00%	20.00%
CNY	6.848	7.122	-4.00%	20.00%

Basket Performance = (10% x .20) + (-5% x .20) + (-3% x .20) + (-3% x .20) + (-4% x .20) = -.01 = -1.00%

*	For an initial investment of $1,000, your Payment at Maturity should be multiplied by 100.

Historical Information

The following charts show the historical performance of the Basket as well as historical individual exchange rates for each of the Basket Currencies against the U.S. dollar. In each case, the charts use exchange rates that are based on Bloomberg end-of-day quotations for the period-end dates set forth in the following tables and not on the Spot Rates set forth below. These historical data are shown for the period from July 1, 1998 through August 26, 2008. These historical data are for illustrative purposes only and are not indicative of the historical or future values of the Spot Rates (which are determined as set forth below) or of the historical or future performance of the Basket. We cannot give you any assurance that the Basket Performance will be greater than zero or that you will receive any positive return on your investment. Any historical upward or downward trend in the exchange rates set forth in the following charts during any period set forth below is not an indication that the Spot Rates or Basket Performance is more or less likely to increase or decrease at any time during the term of the Notes. As set forth in the following tables, a higher exchange rate for a given year indicates a weakening of the relevant Basket Currency relative to the U.S. dollar, while a lower exchange rate indicates a strengthening of that Basket Currency relative to the U.S. dollar. The graphs following each Basket Currency’s exchange rate table set forth the historical exchange rate performance of each respective Basket Currency for the period from July 1, 1998 through August 26, 2008. The daily exchange rates published by Bloomberg Financial Markets may differ from the Spot Rates for the applicable Basket Currency. We will not use Bloomberg Financial Markets to determine the applicable Spot Rate for each of the Basket Currencies.

Past performance is not indicative of future performance.

Indonesian Rupiah

Historical High, Low and Period-End Exchange Rates

July 1, 1998 through August 26, 2008

(expressed as units of Indonesian rupiah per U.S. dollar)

Indonesian Rupiah	High	Low	Period End
1998	16950	5351	8000
1999	9600	6520	7100
2000	9675	6950	9675
2001	12200	8280	10400
2002	10550	8427	8950
2003	9160	8095	8420
2004	9595	8299	9270
2005	11800	9115	9830
2006	9846	8694	8994
2007	9580	8640	9400
2008 (through August 26, 2008)	9499	9040	9175

Past performance is not indicative of future performance.

Taiwanese Dollar

Historical High, Low and Period-End Exchange Rates

July 1, 1998 through August 26, 2008

(expressed as units of Taiwanese dollar per U.S. dollar)

Taiwanese Dollar	High	Low	Period End
1998	35.17	31.75	32.2
1999	33.25	31.35	31.395
2000	33.197	30.22	33.082
2001	35.174	32.227	34.95
2002	35.248	32.768	34.635
2003	35.025	33.635	33.96
2004	34.241	31.687	31.74
2005	33.804	30.673	32.825
2006	33.319	31.327	32.59
2007	33.455	32.211	32.428
2008 (through August 26, 2008)	32.508	29.955	31.517

Past performance is not indicative of future performance.

Malaysian Ringgit

Historical High, Low and Period-End Exchange Rates

July 1, 1998 through August 26, 2008

(expressed as units of Malaysian ringgit per U.S. dollar)

Malaysian Ringgit	High	Low	Period End
1998	4.8850	3.3800	3.8000
1999	3.8050	3.7950	3.7995
2000	3.8005	3.7995	3.8000
2001	3.8005	3.7980	3.8005
2002	3.8040	3.7920	3.7995
2003	3.8003	3.7995	3.8000
2004	3.8049	3.7950	3.8000
2005	3.8050	3.7405	3.7795
2006	3.7797	3.5217	3.5280
2007	3.5300	3.3025	3.3067
2008 (through August 26, 2008)	3.3930	3.1300	3.3910

Past performance is not indicative of future performance.

Philippine Peso

Historical High, Low and Period-End Exchange Rates

July 1, 1998 through August 26, 2008

(expressed as units of Philippine peso per U.S. dollar)

Philippine Peso	High	Low	Period End
1998	46.550	36.755	38.800
1999	41.200	37.500	40.245
2000	51.950	39.725	50.000
2001	55.800	46.500	51.600
2002	53.925	49.250	53.600
2003	55.855	51.900	55.540
2004	56.500	55.050	56.230
2005	56.448	52.955	53.085
2006	53.650	48.985	49.010
2007	49.190	40.995	41.230
2008 (through August 26, 2008)	46.055	40.250	45.985

Past performance is not indicative of future performance.

Chinese Renminbi

Historical High, Low and Period-End Exchange Rates

July 1, 1998 through August 26, 2008

(expressed as units of Chinese renminbi per U.S. dollar)

Chinese Renminbi	High	Low	Period End
1998	8.2802	8.277	8.2789
1999	8.2805	8.2769	8.2795
2000	8.28	8.276	8.2774
2001	8.279	8.2754	8.2765
2002	8.2778	8.276	8.277
2003	8.2779	8.2762	8.2767
2004	8.2776	8.2763	8.2765
2005	8.2768	8.0701	8.0702
2006	8.0704	7.8033	7.8051
2007	7.8195	7.2971	7.2971
2008 (through August 26, 2008)	7.3071	6.811	6.848

Past performance is not indicative of future performance.

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the accompanying product supplement M. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

♦

Market risk—The return on the Notes at maturity is linked to the performance of the Basket Currencies relative to the U.S. dollar and will depend on whether, and the extent to which, the Basket Performance is positive. Any positive Basket Performance will depend on the aggregate performance of the Basket Currencies relative to the U.S. dollar, and currency movements may have an adverse effect on the Basket Performance.

♦	No interest payments—You will not receive interest payments on the Notes during the term of the Notes.

♦	The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

♦

Investing in the Notes is not equivalent to investing directly in the Basket Currencies—You may receive a lower Payment at Maturity than you would have received if you had invested directly in the Basket Currencies. In addition, the Basket Performance is based on the Currency Performance for each of the Basket Currencies, which is in turn based upon the formula set forth above. The Currency Performances are dependent solely on such stated formula and not on any other formula that could be used for calculating currency performances.

♦

The original issue price of the Notes includes the agents’ commission and the estimated costs of hedging our obligations under the Notes through one or more of our affiliates—As a result, the price, if any, at which Deutsche Bank AG or its affiliates will be willing to purchase Notes from you, prior to maturity, in secondary market transactions, will likely be lower than the original issue price, and any such sale could result in a substantial loss to you.

♦

The Notes are not designed to be short-term trading instruments—The Notes are not designed to be short-term trading instruments and are principal-protected only at maturity. Accordingly, you should be willing and able to hold your Notes to maturity.

♦

Gains in the Currency Performance of one or more Basket Currencies may be offset by losses in the Currency Performance of other Basket Currencies—The Notes are linked to the performance of the Basket, which is composed of five equally-weighted Currency Performances. The performance of the Basket will be based on the appreciation or depreciation of the Basket as a whole. Therefore, positive Currency Performances of one or more Basket Currencies may be offset, in whole or in part, by negative Currency Performances of one or more other Basket Currencies of equal or greater magnitude, which may result in an aggregate Basket Performance equal to or less than zero. The performance of the Basket is dependent on the Currency Performance of each Basket Currency, which is in turn based upon the formula set forth above.

♦

Currency markets may be volatile—Currency markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies, and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may affect the values of the Basket Currencies and the value of your Notes in varying ways, and different factors may cause the values of the Basket Currencies and the volatility of their prices to move in inconsistent directions at inconsistent rates.

♦

Legal and regulatory risks—Legal and regulatory changes could adversely affect currency rates. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to currency rates, but any such action could cause unexpected volatility and instability in currency markets with a substantial and adverse effect on the performance of the Basket Currencies and, consequently, the value of the Notes.

♦

The Basket Currencies are subject to emerging markets’ political and economic risks—The Basket is composed of currencies from emerging market countries, which are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. In recent years, emerging markets have undergone significant political, economic and social change. Such far-reaching political changes have resulted in constitutional and social tensions, and, in some cases, instability and reaction against market reforms have occurred. With respect to any emerging or developing nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging or developing-market nation. Political or economic instability is likely to have an adverse effect on the performance of the Basket Currencies, and, consequently, the return on the Notes.

♦

If the liquidity of the Basket Currencies is limited, the value of the Notes would likely be impaired—Currencies and derivatives contracts on currencies may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the Final Valuation Date would likely have an adverse effect on the Final Spot Rate for each Basket Currency, and therefore, on the return on your Notes. Limited liquidity relating to any Basket Currency may also result in Deutsche Bank AG, London Branch , as calculation agent, being unable to determine the Basket Performance using its normal means. The resulting discretion by the calculation agent in determining the Basket Performance could, in turn, result in potential conflicts of interest.

♦

Potential conflicts of interest exist because the issuer and the calculation agent for the Notes are the same legal entity—Deutsche Bank AG, London Branch is the Issuer of the Notes and the calculation agent for the Notes. Deutsche Bank AG, London Branch carries out calculations necessary to calculate the Basket Performance and maintains some discretion as to how such calculations are made, in particular if the rate source for any of the Basket Currencies (as set forth below) is not available. In addition, the Issuer may hedge its obligations under the Notes. There can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these various capacities will not affect the value of the Notes or the performance of the Basket Currencies.

♦

Suspension or disruptions of market trading in the Basket Currencies may adversely affect the value of the Notes—The currency markets are subject to temporary distortions and disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets and the participation of speculators. These circumstances could adversely affect the exchange rates of the Basket Currencies and, therefore, the value of the Notes.

♦

Lack of liquidity—The Notes will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intend to offer to purchase the Notes in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the Notes.

♦

Principal protection applies only if you hold the Notes to maturity—You should be willing to hold your Notes to maturity. If you sell your Notes in the secondary market prior to maturity, you may have to sell them at a significant discount.

♦

The payment formula for the Notes will not take into account all developments in the Basket Currencies—Changes in the Basket Currencies during the term of the Notes before the Final Valuation Date may not be reflected in the calculation of the Payment at Maturity. Generally, the calculation agent will calculate the Basket Performance by multiplying the Currency Performance for each Basket Currency by its respective Basket Currency Performance Weighting and then taking the sum of the Weighted Currency Performances, as described above. The Currency Performances will be calculated only as of the Final Valuation Date. As a result, the Basket Performance may be less than zero even if the Basket Currencies had moved favorably at certain times during the term of the Notes before moving to unfavorable levels on the Final Valuation Date.

♦

We and our affiliates and agents, or UBS AG and its affiliates, may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes. Any such research, opinions or recommendations could affect the value of the Basket Currencies to which the Notes are linked or the value of the Notes—We, our affiliates and agents, and UBS AG and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the Notes. We, our affiliates and agents, or UBS AG and its affiliates, may publish research or other opinions that are inconsistent with the investment view implicit in the Notes. Any research, opinions or recommendations expressed by us, our affiliates or agents, or UBS AG or its affiliates, may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the Basket Currencies to which the Notes are linked.

♦

Economic and market factors will impact the value of the Notes—We expect that, generally, the exchange rates for the Basket Currencies on any day will affect the value of the Notes more than any other single factor. However, you should not expect the value of the Notes in the secondary market to vary in proportion to the appreciation or depreciation of the Basket Currencies relative to the U.S. dollar. The value of the Notes will be affected by a number of other factors that may either offset or magnify each other, including:

♦	the expected volatility of the Basket Currencies and the U.S. dollar, as reference currency;

♦	the time to maturity of the Notes;

♦	the exchange rates and the volatility of the exchange rate between each Basket Currency and the U.S. dollar;

♦	interest and yield rates in the market generally and in the markets of the Basket Currencies and the U.S. dollar;

♦	a variety of economic, financial, political, regulatory or judicial events;

♦	supply and demand for the Notes; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦

Market disruptions may adversely affect your return—The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from determining the Basket Performance in the manner described herein, and calculating the amount that we are required to pay you upon maturity, or from properly hedging its obligations under the Notes. These events may include disruptions or suspensions of trading in the markets as a whole or general inconvertibility or non-transferability of one or more currencies. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the Notes or prevents the calculation agent from determining the Basket Performance or Payment at Maturity in the ordinary manner, the calculation agent will determine the Basket Performance or Payment at Maturity in a commercially reasonable manner and in accordance with general market practice, and it is possible that the Final Valuation Date and the Maturity Date will be postponed, which may adversely affect the return on your Notes. For example, if the source for an exchange rate is not available on the Final Valuation Date, the calculation agent may determine the exchange rate for such date, and such determination may adversely affect the return on your Notes.

Spot Rates and Market Disruption Events

Spot Rates

The Spot Rate for the Indonesian rupiah on each date of calculation will be the Indonesian rupiah/U.S. dollar spot rate at 11:00 a.m. Singapore time, expressed as the amount of Indonesian rupiah per one U.S. dollar, for settlement in two business days, reported by the Association of Banks in Singapore which, appears on the Reuters Page “ABSIRFIX01” to the right of the caption “Spot” under the column “IDR” at approximately 11:30 a.m., Singapore time, on such date of calculation.

The Spot Rate for the Taiwanese dollar on each date of calculation will be the Taiwanese dollar/U.S. dollar spot rate, expressed as the amount of Taiwanese dollars per one U.S. dollar, for settlement in two business days, reported by the Taipei Forex Inc. which appears on the Reuters Page “TAIFX1” under the heading “Spot” as of 11:00 am Taipei time on the date of calculation, or if no rate appears as of 11:00 a.m., Taipei time, the rate that first appears in any of the next succeeding 15 minute intervals after such time, up to and including 12:00 noon, Taipei time, on such date of calculation.

The Spot Rate for the Malaysian ringgit on each date of calculation will be the Malaysian ringgit/U.S. dollar spot rate at approximately 11:00 a.m. Singapore time, expressed as the amount of Malaysian ringgit per one U.S. dollar, for settlement in two business days, reported by the Association of Banks in Singapore, which appears on the Reuters Page “ABSIRFIX01” to the right of the caption “Spot” under the column “MYR” at approximately 11:30 a.m., Singapore time, on such date of calculation.

The Spot Rate for the Philippine peso on each date of calculation will be the Philippine peso/ U.S. dollar morning weighted average rate for such date of calculation, expressed as the amount of Philippine pesos per one U.S. dollar, for settlement in one business day reported by the Philippine Dealing System PDEX, which appears on the Reuters Screen PDSPESO Page to the right of the caption “AM WT AVE” at approximately 11:30 a.m., Manila time, or as soon thereafter as practicable, on such date of calculation.

The Spot Rate for the Chinese renminbi on each date of calculation will be the Chinese renminbi/U.S. dollar official fixing rate, expressed as the amount of Chinese renminbi per one U.S. dollar, for settlement in two business days, reported by the People’s Bank of China, Beijing, People’s Republic of China, which appears on the Reuters Screen “SAEC” Page opposite the symbol “USDCNY=“ at approximately 9:15 a.m., Beijing time, on such date of calculation.

If any of the foregoing Spot Rates is unavailable (or is published in error), the Spot Rate for such Basket Currency shall be selected by the calculation agent in a commercially reasonable manner and in accordance with general market practice.

Market Disruption Events

The calculation agent may, in its sole discretion, determine that an event has occurred that prevents it from valuing one or more of the Basket Currencies or the Payment at Maturity in the manner initially provided for herein. These events may include disruptions or suspensions of trading in the markets as a whole or general inconvertibility or non-transferability of one or more Basket Currencies. If the calculation agent, in its sole discretion, determines that any of these events prevents us or our affiliates from properly hedging our obligations under the Notes or prevents the calculation agent from determining such value or amount in the ordinary manner, the calculation agent will determine such value or amount in a commercially reasonable manner and in accordance with general market practice, and it is possible that the Final Valuation Date and Maturity Date may be postponed, which may adversely affect the return on your Notes. For example, if the source for an exchange rate is not available on the Final Valuation Date, the calculation agent may determine the exchange rate for such date, and such determination may adversely affect the return on your Notes.

Supplemental Underwriting Information

UBS Financial Services Inc., and its affiliates, and Deutsche Bank Securities Inc., acting as agents for Deutsche Bank AG, will receive discounts and commissions of $0.20 per $10.00 Note. See “Underwriting” in the accompanying product supplement M.